SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2005

Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A

(Address of principal executive offices)
555 Brooksbank Avenue
North Vancouver
British Columbia V7S 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Registrant’s telephone number, including area code) (604) 983-5555

NO CHANGE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit 99.1

Item 2.02 Results of Operations and Financial Condition

     On June 29, 2005, we issued a press release setting forth our results for the fiscal year ended March 31, 2005. A copy of the press release is furnished herewith as Exhibit 99.1.

     In our press release, we included certain non-GAAP financial measures as defined in Regulation G promulgated by the Securities and Exchange Commission with respect to the fiscal year ended March 31, 2005. Reconciliations for such non-GAAP financial measures are included in Exhibit 99.1. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with Generally Accepted Accounting Principles.

ADJUSTED EBITDA. Adjusted EBITDA is defined as earnings before interest, interest rate swaps mark-to-market, income tax provision, depreciation and minority interests, adjusted for stock appreciation rights (“SARS”) and write-down of other assets. For the year ended March 31, 2005, we reported non-GAAP adjusted EBITDA that excluded the impact of a $7.9 million charge for SARS. For the year ended March 31, 2004, we reported non-GAAP adjusted EBITDA that excluded the impact of a $0.9 million charge for SARS and a $11.7 million write-down of other assets. The adjustments to EBITDA were made to assist investors in comparing fiscal 2005 and 2004 because the write-down of other assets occurred only in fiscal 2004 and charges for SARS were recorded only in the fourth quarter in fiscal 2004 and for the full year in fiscal 2005. The adjustments to EBITDA were also made because the SARS charge is share-price based, and therefore may not be comparable between periods as it changes with the share price and because the write-down of other assets were unusual and non-recurring.

     ADJUSTED NET INCOME (LOSS) AND ADJUSTED EPS. Adjusted net income (loss) is defined as net income (loss) before SARS, write-down of other assets, write-off of deferred financing costs and non-cash tax charges for the use of pre-acquisition net operating losses. Adjusted EPS is defined as basic EPS before SARS per share, write-down of other assets per share, write-off of deferred financing costs per share and non-cash tax charges for the use of pre-acquisition net operating losses per share. For the year ended March 31, 2005, we reported non-GAAP adjusted net income and adjusted earnings per share that exclude the charges for SARS discussed above as well as a $3.4 million write-off of deferred financing costs on our term loan repaid and a $6.3 million non-cash tax charge from the use of pre-acquisition net operating losses. For the year ended March 31, 2004, we reported non-GAAP adjusted net loss and adjusted loss per share that exclude the charges for SARS and write-down of other assets discussed above as well as $2.0 million write-off of deferred financing costs. The adjustment to net income (loss) and EPS for SARS and the write-down of other assets were made for the reasons discussed above. The adjustment to net income (loss) and EPS for the write-down of deferred financing costs and non-cash tax charges for the use of pre-acquisition net operating losses were made to assist investors in comparing fiscal 2005 and 2004 because there were no non-cash tax charges for the use of pre-acquisition net operating losses in fiscal 2004 and because the write-off of deferred financing costs included in the periods were unusual and non-recurring.

     FREE CASH FLOW. Free cash flow is defined as net cash flows provided by /used in operating activities less purchases of property and equipment. We also reported non-GAAP free cash flow (after debt service) from operations. Management believes this non-GAAP measure to provide useful information to investors regarding cash that our operating businesses generates before taking into account cash movements that are non-operational. Free cash flow is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry. Not all companies calculate free cash flow in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

     EBITDA. EBITDA is defined as earnings before interest, interest rate swaps mark-to-market, income tax provision, depreciation and minority interests. We also reported non-GAAP EBITDA. Management believes EBITDA to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA is consistent with our past practice, and EBITDA is a non-GAAP financial measure commonly used in the entertainment industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2005

By:	/s/ James Keegan
	Name:	James Keegan
	Title:	Chief Financial Officer